CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Causeway ETMF Trust of our reports dated November 27, 2018, relating to the financial statements and financial highlights, which appear in Causeway International Value NextShares’ and Causeway Global Value NextShares’ Annual Reports on Form N-CSR for the period ended September 30, 2018. We also consent to the references to us under the headings “Financial Highlights — International Value NextShares”, “Financial Highlights — Global Value NextShares”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

January 25, 2019